Exhibit 99.(a)(10)

For:	Crocs, Inc.

Company Contact:	Russell Hammer/Chief Financial Officer
Tia Mattson/Public Relations Manager
(303) 848-7000

Investor Contact:	Integrated Corporate Relations, Inc.
Chad Jacobs/Brendon Frey
(203) 682-8200

Crocs, Inc. Announces Cash Tender Offer for Employee Stock Options

Niwot, Colorado – April 2, 2009 – Crocs, Inc. (NASDAQ: CROX) today announced that it is commencing a cash tender offer for employee stock options. The tender offer will commence today and will expire, unless otherwise extended by the Company in its sole discretion, at 11:59 p.m. (Mountain Time) on April 30, 2009.

The stock options eligible for tender are those with an exercise price at or above $10.50 per share. As of March 27, 2009, there were 5,081,823 stock options eligible for tender.  If all these eligible options are tendered and accepted in the offer, the aggregate cash purchase price for such options would be approximately $315,000.

As a result of the tender offer, the Company will incur a one-time non-cash stock-based compensation charge of up to approximately $32 million upon the closing of the offer if all unvested eligible options are tendered and accepted by the Company.  This charge represents the compensation expense related to the acceleration of vesting on the unvested options tendered in the offer, which would otherwise be expensed over their remaining vesting period in the future if not tendered. This charge will be reflected in the financial results for the fiscal quarter in which the tender offer closes, which the Company expects to be the second fiscal quarter of 2009.

The tender offer is not contingent on any minimum number of options being tendered. The tender offer is, however, subject to a number of other terms and conditions as set forth in the offering documents. Neither the Company’s management nor its Board of Directors makes any recommendation in connection with the tender offer.

This press release is for informational purposes only, and is not an offer to tender or the solicitation of an offer to tender any stock options for a cash payment.  The full details of the tender offer, including instructions on how to tender options, along with the related materials, are expected to be delivered promptly to each holder of eligible options. Each holder of eligible options should carefully read the tender offer materials, as they contain important information, including various terms and conditions of the tender offer.  The tender offer statement has been filed with the Securities and Exchange Commission (the “SEC”) and is available along with other filed documents for free on the website of the sec at www.sec.gov.  Copies of the tender offer statement may also be obtained on the Company’s website, www.crocs.com. Eligible holders of eligible options are urged to carefully read the tender offer statement prior to making any decision with respect to the tender offer.

About Crocs, Inc.

Crocs, Inc. is a designer, manufacturer and retailer of footwear for men, women and children under the Crocs™ brand.

All Crocs™ brand shoes feature Crocs’ proprietary closed-cell resin, Croslite™, which represents a substantial innovation in footwear. The Croslite™ material enables Crocs to produce soft, comfortable, lightweight, superior-gripping, non-marking and odor-resistant shoes. These unique elements make Crocs™ footwear ideal for casual wear, as well as for professional and recreational uses such as boating, hiking, hospitality and gardening. The versatile use of the material has enabled Crocs to successfully market its products to a broad range of consumers.

Crocs™ shoes are sold in 100 countries and come in a wide array of colors and styles. Please visit www.crocs.com for additional information.

Forward-looking statements

The matters regarding the future discussed in this news release include “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performances, or achievements expressed or implied by the forward-looking statements. These risks and uncertainties include, but are not limited to, the following: macroeconomic issues, including, but not limited to, the current global financial crisis; our ability to obtain adequate financing; and other factors described in our annual report on Form 10-K for the year ended December 31, 2008 under the heading “Risk Factors” and our subsequent filings with the Securities and Exchange Commission.  Readers are encouraged to review that section and all other disclosures appearing in our filings with the Securities and Exchange Commission.  We do not undertake any obligation to update publicly any forward-looking statements, including, without limitation, any estimate regarding revenues or earnings, whether as a result of the receipt of new information, future events, or otherwise.